Exhibit 99.1
Earnings Call Transcript Q2/2010
Final
RAE Systems Inc. (NYSE AMEX:RAE)
Q2/ 2010 Financial Release Conference Call
August 4, 2010, 1:30 pm PDT
The Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. second quarter 2010 earnings conference call. (Caller Instructions — listen only mode, how to indicate for questions, reminder call is being recorded). I would now like to turn the call over to Bob Durstenfeld, Director of Investor Relations.
Mr. Bob Durstenfeld:
Thank you. Good afternoon, everyone, and thank you for joining us today. With me today are Robert Chen, our Chief Executive Officer and Randy Gausman our Chief Financial Officer. If you have not seen today’s earnings release, it can be retrieved from our website at raesystems.com, or from Market Wire, Yahoo Finance or similar websites. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website or from links in the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will review our second quarter highlights and business outlook for 2010. Randy Gausman will review the financial results for the second quarter and first half, ended June 30th, 2010. Following a brief summary by Bob Chen, we will open up the call for questions and answers.
I’ll now turn the call over the Bob Chen. Bob, Go ahead please?

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Mr. Bob Chen:
Thank you, Bob.
Good afternoon and thank you for joining us on our second quarter 2010 conference call. This afternoon I will make a few comments about our just completed second quarter and first half. Then I will focus my remarks on the future business outlook for RAE Systems.
For the second quarter of 2010 we reported revenue of 23.3 million dollars.
Gross margin was 59 percent and our profit was four cents per share.
In the second quarter, revenue from the Americas grew, due to orders associated with the unfortunate oil spill in the Gulf of Mexico, an increase in our baseline business with the military for wing tank entry kits and from first responders for wireless and handheld toxic gas and radiation detectors. Our ability to quickly respond to the Gulf of Mexico spill was invaluable. We provided toxic and flammable gas detection solutions to various government agencies as well as industrial contractors involved in both the containment and clean-up operations. In addition to delivering the instruments our customers required, we launched web based tools to instruct responders on the best gas detection methods to use in a variety of situations, such as:
•	Protecting cleanup workers from exposure to toxic oil by-products

•	Monitoring decontamination of people, equipment and wildlife

•	Maintaining worker safety on off-shore oil rigs

•	Managing area monitoring on vessels and providing worker safety on supply ships and

•	Area monitoring of the shoreline
As you know, these tools are useful not only to our Gulf Coast customers, but also, to our global energy and environmental management customers. Our investment in gas detection solutions for the energy market has benefited by ongoing wins in the Americas, Europe, the Middle East and the Asia-Pacific regions. While the timing of a full economic recovery is still uncertain, global demand for our products remains strongest in the industrial safety, oil and gas, and civil defense markets.
In the Americas, in addition to strong sales in the Gulf Coast region, our U.S. military customers continued to purchase our MultiRAE Plus, and our industrial customers continue to purchase 4-gas and single-gas compliance products. Our North American fleet of deployed instruments continues to provide a steady stream of sales for our higher margin replacement parts and consumables.
In the Middle East, oil producers continue to purchase our 4-gas and single-gas products. We are beginning to see early adopters purchase our wireless MeshGuard systems. As this product gains traction, we expect to see more sales activity from this product in 2011. Both the Middle East and South East Asia oil and gas markets are strong targets for our wireless and compliance products.
In Europe, we signed an agreement with Rosenbauer International AG, a large European manufacturer of fire and emergency response vehicles. They will integrate our AreaRAE

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wireless gas and radiation sensor systems into their line of hazardous material response trucks for the world market.
In China, we have had weaker than expected sales, however, our gross margins from this region have increased, as we have sold a mix of higher margin products. We continue to sell into PetroChina and various steel companies. As a follow-on order to the security systems purchased for the 2008 Beijing Olympics, we have sold wireless toxic gas and radiation monitors as part of the safety and public venue protection for both the Shanghai World Expo, currently taking place, and the 16th Annual Asian Games which will be held in Guangzhou, China, in November.
We continue to believe that there is ongoing opportunity in the China energy market. We also continue to believe that the steel and metals markets are the cornerstones of our China industrial business.
Our goal continues to be a leading innovator of safety and security products that deliver wireless real-time data to enable our customers to make faster, better decisions to keep people and property safe. To that end we plan to release our new virtual wireless command center software, ProRAE Guardian, later this year.
With that, I would now like to turn the call over to Randy Gausman, our CFO for the financial review. Randy, please go ahead
Mr. Randy Gausman
Thank you, Bob.
Looking at the second quarter financial results in greater detail, revenue of $23.3 million increased 17 percent compared with $19.9 million in the second quarter of 2009, and increased 8 percent compared with the first quarter of 2010.
In the second quarter, the Americas contributed 54 percent of our total revenue, Asia contributed 30 percent and Europe contributed 16 percent. This compared to the second quarter of 2009 when the Americas contributed 42 percent of total revenue, Asia contributed 41 percent and Europe contributed 17 percent.
Gross margin for the second quarter was 59 percent, compared with 50 percent for the same quarter of 2009. The increase in the gross margin was primarily due to a favorable product mix. Key to the improved gross margin was sales of MultiRAE Plus to the military and first responders and wireless AreaRAE detection systems. In addition, in the Gulf of Mexico we sold UltraRAE 3000 and benzene detection tubes to government agencies and other customers dealing with the oil spill.
Total second quarter 2010 operating expenses were $11.9 million or 51 percent of revenue compared with $11.9 million, or 60 percent of revenue for the second quarter of 2009.
The second quarter net income was $2 million or $0.04 per share, compared with a net loss of

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$2.3 million or $0.03 per share for the second quarter of 2009. The net income improved due to our increased sales and improved product mix in the Americas during the second quarter.
For the six months ended June 30, 2010, revenue of $42.1 million grew 8 percent compared with $39.0 million for the same period in 2009. The net income for the six months ended June 30, 2010 was $1.6 million, or $0.03 per share compared with a net loss of $3.2 million, or $0.05 per share for the same period in 2009.
Focusing on key balance sheet accounts, we generated positive cash flow of $0.4 million for the six months ended June 30, 2010. Cash was $18.9 million compared with $18.5 million at December 31, 2009.
Accounts receivable was $20.1 million compared with $19.4 million at December 31, 2009. Net inventory increased by $600 thousand to $12.7 million for the quarter ended June 30, 2010, compared with $12.1 million at December 31, 2009. The increase in AR and inventory was primarily related to the increased sales activity in the Gulf of Mexico.
In June, the company met with the Department of Justice and the Securities and Exchange Commission to provide them with an update on the company’s compliance with the Foreign Corrupt Practices Act. We hope to have closure on this matter in the near future.
Although our first half revenue exceeded that of 2009 by $3.1 million, we are maintaining our full year 2010 revenue guidance of between $83 and $85 million dollars due to the weaker than expected revenue contribution from China. However, we now expect to generate a small profit for the year.
Now, I will turn the call back over to Bob Chen for his closing remarks.
Mr. Bob Chen
Thank you, Randy. In summary,
•	We are encouraged by our second quarter revenue, but we remain cautious about the business outlook for the remainder of 2010.

•	There continues to be demand for our products, and our global diversification should continue to serve us well.
•	In both the Americas and Europe — demand remains strong for both regulatory driven and industrial applications for our products. We will continue to pursue opportunities in the oil and gas, industrial safety, hazardous materials management, civil defense and environmental monitoring markets. We also expect some ongoing revenue related to the clean up from the oil spill in the Gulf of Mexico.

•	In China — we are moving ahead with our planned consolidation of our Beijing and Shanghai operations in an effort to further reduce our 2011 operating costs. Our management in both RAE Beijing and RAE Fushun are working to regain sales momentum and to win gas detection orders associated with energy production from

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oil, gas and coal mining customers, metals manufacturers and environmental protection and remediation agencies.
•	We continue to invest in our research and development efforts and we have several new product introductions planned for later this year. We expect that these products will contribute to revenue and gross margins in 2011 and beyond.

•	Finally, we are focused on being our industry’s leading innovator through the advancement of intelligent, connected, wireless gas and radiation detection solutions. This progression of innovation began with our advanced technologies starting with our photoionization detectors and our wireless AreaRAE and MeshGuard products. We expect our growth to continue with our wirelessly enabled fixed and portable products and the shipment of the ProRAE Guardian virtual command center software platform late this year.
Operator, I would now like to open the floor to questions.
Q&A Session
Operator: Thank you very much, sir. At this point if you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. And once again, to signal for a question, that’s star
We’ll take the first question from Pete Kostiuk of Morgan Keegan.
Pete Kostiuk: Good afternoon, nice quarter. I was wondering on — for the FCPA investigation, could you give a more sense of you know how long — what is soon? You know is it 6 months out? You know at least within the year? Can you give any more detail on that?
Randy Gausman: Our expectation, Pete, would be that we would have this matter resolved before the end of the year.
Pete Kostiuk: OK, all right. And then also — you said that you had some strong business related to the Gulf oil spill, could you give kind of a range of how much of your revenue came from that?
Randy Gausman: Sure. The revenue from the Gulf spill you know that really started in — we started benefiting form that in May and through June and the revenue was actually less than 10% of our total revenue for the quarter.
Pete Kostiuk: And are there any particular issues that led to the weakness in China? Is it kind of a broader market thing or just some bad timing with orders or ...
Robert Chen: Pete, we see actually the market in China remain quite healthy. I think the weakness of the China revenue due to two reasons, one is the internal impact of the FCPA and organizational remediation, we have changes management and also changes of sales leadership and the sales organization. We are in the recovery mode. We are thinking we’ll probably regain the market in the near future.

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Pete Kostiuk: OK, thank you.
Operator: We’ll next move to Ken Liddy of Wells Fargo.
Ken Liddy: Afternoon. Congratulations on the solid quarter.
Randy Gausman: Thank you.
Ken Liddy: With regards to the FCPA investigation, at this time do you see any reason for investors to be concerned of any further costs as far as you know potential fines that you had set aside? Any need for setting aside money?
Randy Gausman: Ken, our expectation is at this time that the amount that we accrued in the, third quarter of last year is appropriate and if the number would have changed we would have updated that in our current filing.
Ken Liddy: Previously it seemed that there had been a kind of a stalling of like the FCPA investigations companies getting them settled. Has that — has that had any impact in your optimism of getting this settled soon?
Randy Gausman: Well, as I indicated in my remarks we did meet with the DOJ and the SEC in this past quarter and so I can tell you that they’re actively involved in working with the company to resolve the matter hopefully in the near future.
Ken Liddy: Now moving to the balance sheet, I noticed that the gross margin was quite high in the quarter.
Randy Gausman: Sure.
Ken Liddy: What — it was 59% or so. What’s that attributed to?
Randy Gausman: Well, again, in part is attributed to the mix of products that we sold in the Gulf. For example, we sold UltraRAE 3000 benzene monitors, benzene tubes, MultiRAE Plus monitors, Area RAE wireless monitors and as you know from our past calls, those are all products with very high margins. So and then again we sold high margin products in the Middle East as well and we actually had less fire and security revenue in China which has the lower margin, so therefore the aggregate mix overall in the company overall was higher.
Ken Liddy: Now, do you think at least for the next quarter or two that you’ll see a bump up from U.S. revenues from the revenue in the Gulf?
Randy Gausman: Well, hopefully and I think it’s being reported in the news that the spill is being cleaned up and has been stopped. But we do expect for some period of time in the foreseeable future and again it’s very hard for us to forecast that, that there’ll still be demand for our products as the clean up continues in the Gulf.

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Ken Liddy: Now, is it possible — any way possible to detect the natural gas with your products in the Gulf?
Robert Chen: Ken, yes, yes. Our technology is good for that.
Ken Liddy: Even if it’s in the water, you can effectively determine where it is?
Robert Chen: Some of the VOCs in the water they will come up into the volatile vapor form and we can detect that.
Ken Liddy: OK. That’s good to hear. With regards to China you know previously you said you felt that you had made the adjustments and that business was you know ready to move on and this quarter you saw a little bit of a shortfall. Where are you in the recovery?
Robert Chen: I believe there are two parts of our business in China. First of all in RAE Beijing not only have we made sales structure changes, but also are consciously doing the consolidation, to further reduce our operating cost. And also we deemphasized some of the fire security system which has less content of RAE products which has a lower gross margin. So the revenue took a drop.
However, in the second quarter, our RAE Beijing’s gross margin is comparable to the rest of the world, which his getting very close, primarily RAE produced products. So this is a product mix issue. In the RAE Fushun, the coal mine safety area I think we still have challenges on sales organization leadership changes and so we have a new general manager that we just put into place a few quarters ago.
Ken Liddy: How was the China — the wireless mining going at this point?
Robert Chen: I think the digital mine is what you mean? We have three of the digital mine systems deployed are in the acceptance phase, we do expect to sell more — the technology works very well. So we believe that will continue in the future. We have to work through the organizational issue.
Ken Liddy: And as far as the consolidation, have you moved into the new facility or is that still slated for later this year?
Robert Chen: It will be completed by the end of first quarter next year.
Ken Liddy: End of first quarter? Is there any reason for the delay? I thought that was going to happen in 2010.
Robert Chen: Two-thousand-ten we have construction — this was always scheduled to be completed the first quarter 2011.
Ken Liddy: And as far as profitability, do — you stated that you now are expecting a profit for

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the year. What has changed is your attitude towards gross margin ...
Robert Chen: I think, Ken, we took a very hard look first to control our expenses, continue to watch our expenses very, very aggressively and the second thing we made a strategy to push and — for the product mix to push more high margin, with unique technology like (PIDs) our benzene monitors and wireless products which come at a higher gross margin, and also our new product to be introduced, more software content that will push up the gross margin.
Ken Liddy: Looking out to 2011 is there any heavy change — you know longer term view as far as growth? Are you more optimistic about 2011? Less optimistic?
Robert Chen: I think that our — everybody’s objective to see this cloud over our head on the FCPA we hope that will be resolved and remove that uncertainty. As far as the business operation, we have been focused on the business fundamentals, continue working on that and the Gulf spill is unfortunate but also we were able to quickly respond and supply our product and generate the revenue.
And we believe the environmental remediation for cleanup of the shore will continue to have the safety and disasters our products are always needed in our civil defense and security market. So we think we are addressing the market, the demand for our product is there. So yes, we — first hope the FCPA will behind us and I think whatever our investment in the past will certainly we hope will bear some fruits.
Ken Liddy: Previously you talked extensively about the potential for radiation detectors. Is that still part of your strategic plan?
Robert Chen: Yes, we continue to ship our Area RAE Gamma to our government civil defense customers. It is a sure and steady foundational business — you know not quite a major revenue percentage here, but it’s a sure and steady of being recognized and important factor.
Ken Liddy: Now, with the Gulf spill have you seen any increased revenue from oil and gas industries in general?
Robert Chen: Yes, in general yes. You probably have seen our Web site. You can see the special section about the Gulf oil spill tab to help user to recognize our technology, select the product, the application knowledge, how to order our product.
And also our marketing department is working actively with regulatory agencies on the oil rigs to make sure they are prepared to respond to any accidents and we hope our product will be considered into the regulation for any of the oil rigs or oil exploration, refinery as the standard product to prepare for any unexpected accident.
Ken Liddy: Now with regards to the spill in the Gulf, who is buying your product? Is it government agencies? Local government? Is it ((inaudible)) ...

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Robert Chen: Yes, all the above. Yes local government, federal government of course BP contractors that ranges from environmental, the wildlife mediation also from some of the food industry you know any possible contamination. Anybody working in that environment has the danger to inhale some of the toxic fumes or face possible explosion and our products are needed.
Ken Liddy: So longer term do you think that — you know the upside in this whole thing is that your product is going to be more widely recognized in the oil and gas industry?
Robert Chen: We believe so.
Ken Liddy: OK, well thanks for taking my questions and congratulations on the excellent quarter.
Robert Chen: Thank you, Ken.
Operator: Just a quick reminder if you would like to ask a question, that’s star 1. We’ll now go to Eastwood Partners, Tony Kamin.
Tony Kamin: Hi, the previous callers touched upon a bunch of my questions but I wanted to get a better sense in terms of you mentioned the consolidation in China with merging of factories. Your headcount the last I saw was approximately 1250. How much of that is in China and how much through consolidation do you think you’d be able to reduce headcount?
Randy Gausman: You know, you’re right, Tony, worldwide we have a little over 1200 people and in China in specifically we have probably close to between 900 and 1000 people. Now of that headcount, half of that is at RAE Fushun, or coal mine safety business, and the rest is spilt pretty evenly between our RAE Beijing and Shanghai manufacturing company and as well as our engineering in Shanghai.
And as we merge some of the back office functions of RAE Beijing with Shanghai, our expectation is we could probably reduce our headcount in total between those two business units probably I would say 10 to maybe 15%.
Tony Kamin: OK. You mentioned — you already touched on, I was going to ask in terms of you know sales initiatives and manager changes and you indicated that those have happened. So I wanted to kind of take it to a broader level. You know how do you — when you look at your market position as a while in China and the market opportunity, what do you see as kind of the biggest drivers that have been holding you back and what you know is your approach to correcting that?
Robert Chen: First of all we have been in China ever since our acquisition of KLH in 2004. We have very good brand recognition. We are well known in the space, our product and

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technology being well recognized.
The impact of the FCPA investigation remediation I think we’ll recognize the risk with the remediation we put the restructuring and change in leadership, changing the structure of that, that will take some time to stabilize and I think RAE Beijing is getting close to recovery.
Tony Kamin: Would you say that your confidence level that you can you know reach your goals there though has — is it increasing over the last couple quarters or is it the same and there’s still you know a lot of work to be done. Just wondering how you look at it internally.
Robert Chen: We always have the same view as before, at this time we’re able to selling RAE’s product in the good portion and achieve the gross margin and comparable to our rest of the world, Europe’s gross margin. I think that’s a very good indication that our China market can support RAE’s product with a good gross margin and so our confidence has not changed.
Tony Kamin: OK, and finally, just a comment, I thought that you guys did a terrific job in terms of our Gulf oil spill response and you know putting the things on the Web site. I thought that that had to raise the awareness of what you’re doing. So I just — I thought that was you know a very quick and smart positioning and just a very good job, so good quarter and good job thank you.
Randy Gausman: Yes, thank you.
Robert Chen: Thank you. Thank you, Tony.
Operator: That does appear to be all the time we have for questions today, I’d like to turn the conference back to Mr. Bob Chen for any closing remarks.
Robert Chen: We are encouraged by the first half of the year and we are working hard to sustain our momentum. I would like to thank you for your continued support of RAE Systems and look forward to speaking with you this fall.
Operator: Ladies and gentlemen, this concludes the second quarter 2010 earnings call for RAE Systems. Thank you for your participation today and have a pleasant day.
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